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                                                                     EXHIBIT 3.1

                                PS GROUP, INC.
                              AMENDMENT TO BYLAWS
                    (as amended through September 21, 1994)

     Article II, Section 7 of the Bylaws of PS Group, Inc. (as amended through September 21, 1994) shall be amended to read in its entirety as follows:

          Section 7.  Voting.  A nominee for election as a director of this
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     Corporation at a meeting of stockholders shall be elected if the holders of
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     a plurality of the capital stock having voting power present in person or
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     represented by proxy at such meeting shall vote in favor of the election of
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     such nominee. In all other matters, the vote of the holders of a majority
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     of the capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

     [Underscored language reflects text of amendment.]